Hostopia reports fourth quarter and fiscal 2007 results

Stronger sequential revenue growth and initial licensing of website templates library

MISSISSAUGA, ON and FT. LAUDERDALE, FL -- May 7, 2007 -- Hostopia.com Inc. (TSX: H), a leading provider of web services that enable small and medium-sized businesses to establish and maintain an internet presence, today reported preliminary unaudited financial results for the fourth quarter and fiscal year ended March 31, 2007. All figures are in U.S. dollars unless otherwise stated.

Highlights

•	Q4 revenue increased 15.4% year over year, 4.4% sequentially from Q3
•	14th consecutive quarter of positive operating income
•	12-month revenue increased 25.1 % to $22.5 million
•	12-month operating income eased 12.8% on investments for growth (excluding stock-based compensation)
•	Grew end users 23.5% year over year to over 260,000
•	Added 12,000 end users in Q4

“We are very pleased with our fourth quarter and full year results,” said Colin Campbell, Hostopia's CEO. “The company showed strong revenue growth, driven by gains in the number of end users and licensed website templates. We continued to grow the company profitably, posting $574,000 of operating income for the fourth quarter, while investing in the future. Momentum remains strong, with 370,000 e-mail accounts recently migrated and 40,000 websites scheduled to be migrated onto our platform during the first six months of fiscal 2008.”

Financial Results for the Fourth Quarter of 2007

Revenues increased 15.4% to $5.9 million in the three months ended March 31, 2007, compared to the same period last year. This was the 28th consecutive quarter of higher revenues. Sequential revenue growth of 4.4% in the fourth quarter was primarily due to a 4.6% increase in end users. The licensing of 2,500 website templates in the fourth quarter also contributed to the revenue gain.

Fourth quarter operating income decreased 34.2% over the prior year’s quarter to $574,000, primarily due to a combination of: (1) increased personnel to handle new revenue opportunities that have not yet fully developed, (2) higher amortization expenses related to the acquisition of licensed technology, (3) increased R&D expenses related to the development of new web services and enhanced software and service offerings, (4) the adoption of full stock based compensation accounting and (5) increased public company expenses following the company’s initial public offering in November 2006.

The company is preparing for the new contracted business that will begin migrating onto the Hostopia platform. These migrations will begin shortly and will continue into the second quarter. Accordingly, in the first quarter operating expenses will continue to reflect outlays related to the anticipated migrations, seasonal participation in trade shows and the integration of Nexthaus Inc. assets and operations, acquired during the first quarter of fiscal 2008.

Basic and diluted net income were both $0.05 per common share, compared to $0.14 and $0.08 respectively for the fourth quarter last year. Net income of $572,000 was $16,000 lower than the same period last year as lower operating income was largely offset by interest income. Net income per share declined primarily because of the significant increase in shares outstanding related to the Company’s public offering of 4.83 million shares in the third quarter.

Financial Results for Full Year 2007

In fiscal 2007, revenues increased 25.1% to $22.5 million. This growth was driven primarily by the 24% increase in end users to 260,000. Customers in place at March 31, 2006 contributed 34,000 of this increase while new customers contributed the remaining 16,000.

Operating income decreased by 19% to $2.5 million from the previous year due to the same factors as the fourth quarter, as outlined above.

For fiscal 2007, basic and diluted net income per common share were $0.27 and $0.23 respectively, compared to $0.47 and $0.28 in fiscal 2006. Net income per share declined primarily because of the significant increase in shares outstanding related to the company’s public offering of 4.83 million shares in the third quarter. As of year end, the company had 11,097,251 common shares outstanding.

Cash flow from operations for fiscal 2007 totaled $4.6 million. Hostopia invested $2.4 million in capital assets and intellectual property while expensing $3.0 million on the development of new applications for its technology platform during 2007. At March 31, 2007 the company had $27.3 million in cash and cash equivalents available to invest in future business growth.

Subsequent events

The lock-up agreements, signed as part of Hostopia’s initial public offering by certain shareholders and employees with stock options, expire on May 8, 2007. In addition, stock options exercisable for 380,000 shares will expire on May 31, 2007. The average exercise price for these options is $2.75. If all of the options are exercised Hostopia will receive approximately $1.1 million. There is no assurance that any of these options will be exercised.

John Nemanic, Hostopia’s former Chairman, has informed the Company he is considering reducing his holdings in Hostopia by an unspecified amount sometime in the future in order to diversify his assets.

On May 2, 2007 Hostopia acquired all of the software assets and intellectual property of Nexthaus, Inc., a US-based developer of software applications for mobile devices.

Outlook

“Key client wins and further investments in our platform in fiscal 2007 position us well for another year of strong revenue growth in fiscal 2008, particularly as recently signed contracts come completely onstream,” said Mr. Campbell. “Looking forward, we intend to further strengthen our market leadership by adding new products developed internally or through acquisition. These offerings will help us further penetrate our existing customer base as well as support our expansion in the U.S. and into Europe. In fiscal 2008, we also plan to expand into the mobile telephone market by utilizing the Nexthaus mobile synchronization technology we just acquired. Accordingly, excluding any incremental revenue from the Nexthaus acquisition, we are confirming our expectation that revenues will grow by 18 to 22% in fiscal 2008.”

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This news release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations and intentions, growth trends and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net end-user additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth under the caption "Risk Factors" in Hostopia's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and December 31, 2006. This filing is available on web sites maintained by the Securities and Exchange Commission at www.sec.gov and SEDAR at www.sedar.com. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements as actual future results and events could differ materially from that expressed in the forward-looking statements. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Conference Call Information

Hostopia will hold its fourth quarter conference call on Monday, May 7, 2007, at 5:15 p.m. EDT. Colin Campbell, Chief Executive Officer and Michael Mugan, Chief Financial Officer, will discuss financial results and performance for the three and 12 months ended March 31, 2007.

To access the call, please dial 416-644-3415 or 1-800-733-7560.

A replay of the conference call will be available as of 7:00 p.m. EDT, Monday May 7, 2007 until midnight, Friday, May 18, 2007. To access the replay, call 416-640-1917 or 1-877-289-8525, followed by passcode 21219279, followed by the number sign.

Further Information:

Michael Mugan	Gordie Campbell
Chief Financial Officer	Investor Relations
Hostopia.com Inc.	Hostopia.com Inc.
Tel: (905) 671-7211	Tel: (877) 444-4116
Email: invest@hostopia.com

Hostopia.com Inc.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

March 31,	March 31,
2007	2006
(Unaudited)

Assets

Current assets:

Cash and cash equivalents	$27,367,667	$3,038,217

  Trade accounts receivable, net of allowance for doubtful accounts of

$114,755; (March 31, 2006 - $48,650)	1,320,422	1,568,103
Deferred tax assets	117,000	83,000
Prepaid expenses	377,242	268,969
Total current assets	29,182,331	4,958,289

Property and equipment, net of accumulated amortization of $5,163,911;	2,922,677	3,173,715
(March 31, 2006 - $4,273,828)
Other assets	60,997	60,699
Intangible assets, net of accumulated amortization of $1,594,348;	1,690,284	1,608,605
(March 31, 2006 - $842,272)
Deferred tax assets	1,101,000	481,000
Total assets	$34,957,289	$10,282,308

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$380,040	$272,456
Accrued liabilities	705,229	511,525
Payroll and other taxes payable	34,956	25,881
Income taxes payable	269,020	155,000
Current portion of deferred lease inducements	79,900	79,900
Deferred revenue	983,299	923,206
Current portion of long-term liability	72,000	260,000
Total current liabilities	2,524,444	2,227,968
Deferred lease inducements	237,035	298,538
Long-term liability	292,957	243,639
Total liabilities	3,054,436	2,770,145

Series A redeemable, convertible preferred shares

   Authorized:

10,000,000 Series A redeemable, convertible preferred shares

  Issued and outstanding

Nil (March 31, 2006 - 2,127,658 Series A shares)	-	5,170,448

Stockholders’ equity:

  Capital stock

Authorized:
30,000,000 common shares, par value $0.0001
Issued and outstanding:
11,097,251 common shares	217,069	216,362
Additional paid-in capital	31,054,703	3,384,339
Deferred stock-based compensation	-	(26,179)
Accumulated other comprehensive loss	(43,881)	(43,881)
Retained earnings (Deficit)	674,962	(1,188,926)
Total stockholders’ equity	31,902,853	2,341,715
Total liabilities and stockholders’ equity	$34,957,289	$10,282,308

Hostopia.com Inc.

Consolidated Statements of Operations

(Expressed in U.S. dollars)

Three months ended March 31,		Year ended March 31,
2007	2006	2007	2006
(Unaudited)	(Unaudited)	(Unaudited)

Revenues

Webhosting and applications services	$ 5,564,848	$ 4,869,939	$21,624,337	$17,295,329
Other services	300,928	212,004	845,327	661,578
Total revenues	5,865,776	5,081,943	22,469,664	17,956,907

Cost of revenues

Webhosting and applications services	738,091	506,864	2,563,605	1,756,263
Other services	102,570	88,710	356,636	246,353
Total cost of revenues	840,661	595,574	2,920,241	2,002,616

Gross profit	5,025,115	4,486,369	19,549,423	15,954,291

Expenses

Sales and marketing	1,169,867	929,575	4,776,483	3,898,904
Research and development	800,643	595,926	3,069,528	2,107,626
Project management	467,835	403,233	1,715,568	1,393,215
Technical support	750,678	680,203	3,005,801	2,258,511
General and administrative	542,937	408,884	1,906,903	1,451,251
Amortization of intangible assets	208,812	134,440	752,076	332,242
Amortization of property and equipment	510,126	462,023	1,848,379	1,463,490
4,450,898		3,614,284	17,074,738	12,905,239

Income before the undernoted	574,217	872,085	2,474,685	3,049,052

Interest income	314,001	9,457	534,027	27,566
Interest (expense)	(4,206)	-	(16,824)	(4,566)
309,795	9,457		517,203	23,000

Income before income taxes	884,012	881,542	2,991,888	3,072,052

Income taxes (recovery)

Current	542,000	(320,000)	1,632,000	455,000
Deferred	(230,000)	614,000	(504,000)	614,000
	312,000	294,000	1,128,000	1,069,000

Net income	$572,012	$ 587,542	$ 1,863,888	$ 2,003,052

Net income per share

Basic	$0.05	$0.14	$0.27	$0.47
Diluted	0.05	0.08	0.23	0.28

Weighted average number of common

  shares outstanding

Basic	11,071,306	4,032,336	6,714,560	4,032,336
Diluted	11,276,985	6,712,246	8,237,754	6,683,836